Exhibit 10.16

Verra Mobility

Annual Incentive Bonus Plan

Effective August 13, 2018, for Plan year January 1, 2018 through December 31, 2018

Verra Mobility Annual Bonus Plan 2018	PRIVATE
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PURPOSE

The Verra Mobility Corporation Annual Incentive Bonus Plan (the “Plan”) is an annual incentive compensation plan intended to motivate and reward selected employees in leadership or key positions with an annual incentive opportunity to achieve certain performance goals of Verra Mobility Corporation (the “Company” or “Verra Mobility”).  The Plan replaces and supersedes, in all respects, the ATS 2018 Annual Incentive Bonus Plan.

ELIGIBILITY

Eligibility to Participate

General.  An employee is eligible to participate in the Plan if he or she (i) is employed by the Company or a Verra Mobility direct or indirect subsidiary and, in each case, is not covered by a Collective Bargaining Agreement; (ii) is classified by the Company as an exempt employee for Federal Labor Standards Act purposes, (iii) does not participate in a different Verra Mobility incentive or commission plan and (iv) is approved as a participant by the Company’s Chief People Officer (“CPO”) and Chief Executive Officer (“CEO”) for participation in the Plan for the applicable Plan Year (as applicable, a “Participant”).

Part Year Participation.  If an employee becomes eligible to participate in the Plan during the Plan Year due to promotion or otherwise (as opposed to the beginning of the Plan Year), such Participant may be entitled to a pro rata portion of any annual incentive bonus opportunity based on the period of time after he or she began participating in the Plan.  If during the Plan Year a Participant becomes ineligible to participate in the Plan, the employee may be eligible to receive a pro rata payment of any annual incentive bonus opportunity based on the period of time before he or she became ineligible to participate in the Plan, provided that the employee remains employed by the Company or its director or indirect subsidiaries on the Payment Date (as defined below) and the other required criteria to receive an annual incentive bonus are met.

Eligibility to Receive Payment -- To be eligible to receive any payment under the Plan, a Participant must be employed by the Company on both the last day of the Plan Year and the date on which the Company actually pays incentive bonuses under the Plan for the prior Plan Year (the “Payment Date”).  However, if the Company terminates a Participant’s employment without cause (as determined by the Company in its sole discretion) after the end of the relevant Plan Year but before the Payment Date, the Company may, in its sole discretion, pay all or a pro rata portion of the Participant’s annual incentive bonus for that relevant Plan Year.  Any termination of employment before the Payment Date disqualifies the Participant from receiving any payment under this Plan (with the exception discussed in the prior sentence).

ANNUAL INCENTIVE BONUS CRITERIA

General -- A Participant’s annual incentive bonus opportunity will be based on the following components:

•	50% will be based on the achievement against the Company-wide Adjusted EBITDA target (the “Corporate EBITDA” component); and
•	50% will be based on individual performance.

Verra Mobility Annual Bonus Plan 2018	PRIVATE
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Subject to the Bonus Pool Cap described below, the Corporate EBITDA component of a Participant’s annual incentive bonus may be calculated up to 150% (based on actual performance against target, as shown in Exhibit 1), and the individual performance/goal component may be calculated up to 150%.  In no event may a Participant receive more than 150% of his or her total annual Target Bonus.

Determination of Corporate EBITDA Criteria – During the first quarter of the Plan Year, or as reasonably practical thereafter (or after any amendment to the Plan), the Corporate EBITDA target will be determined by the Company’s Chief Financial Officer and approved by the CEO and communicated to Participants.

EBITDA Performance Threshold – No payments under the Plan will be made unless the actual level of Corporate EBITDA performance for the Plan Year equals or exceeds 85% of the Corporate EBITDA target for such Plan Year (the “EBITDA Threshold”).  See Exhibit 1.  If the EBITDA Threshold is not met, no amounts will be paid to any Participant under this Plan.

Determination of Individual Performance/Goals -- A non-ELT Member’s individual performance shall be initially determined by the Participant’s supervisor, and is subject to the CEO’s approval and discretion.  With respect to ELT members, the Participant’s individual performance shall be determined by the CEO in his or her discretion, except with respect to the CEO.  The CEO’s individual performance shall be determined by the Company’s board of directors (or its authorized designee) in their discretion.

PAYMENTS UNDER THE PLAN

Participant’s Target Annual Incentive Bonus Opportunity -- A Participant’s annual incentive bonus opportunity is determined based on a percentage of his or her annual base salary paid during the Plan Year (“Target Bonus”), which Target Bonus will be communicated to each Participant during the first quarter of a Plan Year (or, for new hires or transfers into eligible positions during the year, at or around the time of such eligibility) or after any amendment to the Plan. Notwithstanding the above, in the event of a Corporate Event (as discussed below), the Company may, in its discretion, decide to use a Participant’s annualized base salary to calculate payments under this Plan.

Final Approval of Incentive Bonuses -- All amounts paid to Participants under the Plan must be approved by the CEO prior to payment, except that the CEO’s annual incentive bonus shall be approved by the Company’s board of directors (or its authorized designee).

Bonus Pool Cap -- The total amount of the Bonus Pool payable to all Participants shall be calculated by multiplying the payout percentage of the Corporate EBITDA Target Attainment (as shown in Exhibit 1) by the aggregate amount of all Participants’ Target Bonuses.  For example, if the aggregate amount of the Target Bonuses for all Participants equals $1M, and if the Company obtains 95% of its Adjusted EBITDA target (which corresponds to an 83.33% payout of the Corporate EBITDA component), the total Bonus Pool may not exceed $833,333.00.  In no event may the aggregate Bonuses paid under the Plan exceed the total amount of the Bonus Pool.

Verra Mobility Annual Bonus Plan 2018	PRIVATE
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Payment Date -- Subject to all other requirements of this Plan, the Payment Date shall be after the Company’s books are closed for the fiscal year, but no later than March 15 of the year following the year for which the incentive bonus was earned.

Tax Withholding -- All payments made under the Plan are subject to appropriate federal, state and local withholding and any other deductions required by applicable law.  Payments will generally be taxed as supplemental wages, rather than at the wage withholding rate on regular wages.

401(k) Deferrals on Payments -- Unless otherwise specified in the Company 401(k) plan, Participants will have their regular 401(k) deduction withheld from amounts paid under the Plan according to each Participant’s 401(k) election as in effect on the Payment Date, subject to the applicable annual maximum contribution limit and other applicable terms of the 401(k) plan.  If a Participant wishes to change the amount withheld from any payment under the Plan to the Participant’s 401(k) account from the Participant’s then-current 401(k) election, it is the Participant’s responsibility to timely designate how much, if any, additional (or reduced) 401(k) contribution should be withheld from any incentive payment.

OTHER IMPORTANT INFORMATION ABOUT THE PLAN

Plan Year -- The Plan Year begins January 1 and ends the following December 31 of each calendar year.

Adjusting Performance Criteria -- The Company shall have the absolute and discretionary right to adjust the annual incentive bonus criteria, or to exclude items from the calculation of any achieved targets, during a Plan Year if it determines that external changes or other business conditions require changes to be made. Any such adjustment shall apply to all Plan Participants.

Corporate Event -- In the event of a merger, consolidation, plan of exchange, acquisition of property or stock, split-up, spin-off, reorganization or liquidation, any sale, lease, exchange or other transfer (in one transaction or a series of transactions) of all, or substantially all, the assets of the Company, the Company will select, prior to the consummation of the transaction, one of the following alternatives: this Plan: (a) shall remain in effect in accordance with its terms; (b) shall remain in effect in accordance with its terms, but shall be assumed by the surviving corporation; (c) will terminate, along with any future accruals, as of the consummation of the transaction and all payments under this Plan shall be pro-rated based upon the number of days that have elapsed in the Plan Year up to the date of the Corporate Event, calculated based on the attainment of performance criteria as of the transaction date, and paid within 30 days after the closing of the transaction or (d) will terminate, and all payments will be made to Plan Participants based on each Participant’s annualized base salary (i.e., not on a pro rata basis, but rather a full year basis), calculated based on the attainment of performance criteria as of the transaction date, and paid within 30 days after the closing of the transaction.

Severability -- In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not be included.

Verra Mobility Annual Bonus Plan 2018	PRIVATE
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Amendment/Termination -- The Company may, from time to time, amend, suspend, or terminate in whole or in part, and if suspended or terminated, may reinstate, any or all of the provisions of the Plan.  The Company also has the sole and absolute discretion to determine the standard or formula pursuant to which the performance criteria and each Participant’s annual incentive bonus shall be calculated, whether all or any portion of the bonus so calculated will be paid, and the specific amount, if any, to be paid to each Participant.  The Company reserves the sole and absolute right to interpret the Plan.  Any exceptions to this Plan document must be approved in writing by both the CEO and the CPO prior to communication to any Participant.

No Continued Right to Employment -- Neither the establishment of the Plan, nor the provision for or payment of any amounts hereunder, nor any action of the Company shall be held or construed to confer upon any Participant or other person or entity any legal right to receive, or possess any interest in, an incentive bonus payment, or any legal right to be continued in the employ of the Company for any particular period of time.  Participation in the Plan does not change the “at will” nature of a Participant’s employment with the Company.

Applicable Law -- All questions pertaining to the construction, regulation, validity, and effect of the provisions of the Plan shall be determined in accordance with the laws of the State of Arizona. This Agreement will be construed in accordance with, and any dispute or controversy arising from any breach or asserted breach of this Agreement will be governed by, the laws of the State of Arizona without reference to principles of conflicts of law thereof. In the event of any proceeding to enforce any provision of this Agreement, the prevailing party shall recover its attorneys’ fees, expenses, and costs of investigation.

Code Section 409A -- The benefits provided under this Plan shall be paid in such a manner to satisfy the short-term deferral exception to the application of Code Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).  To the extent that those benefits become subject to Section 409A of the Code, the terms of this Plan shall be construed and administered in a manner calculated to meet the requirements of Section 409A, or an exception thereto, and all applicable guidance, rulings and regulations. To the extent a provision of the Plan is contrary to or fails to address the minimum requirements of Section 409A of the Code and all applicable guidance, rulings and regulations, the Company may, in its sole discretion take such steps as it deems reasonable to provide the coverage or benefits provided  under the Plan so as to comply with Section 409A of the Code and all applicable guidance rulings and regulations; provided, however, that any and all tax liability and penalties resulting from non-compliance with Section 409A of the Code shall remain the employee’s sole responsibility. Nothing in this Agreement shall be construed as a guarantee of any particular tax treatment to Employee. Employee shall be solely responsible for the tax consequences with respect to all amounts payable under this Agreement, and in no event shall the Company have any responsibility or liability if this Agreement does not meet any applicable requirements of Section 409A.

Verra Mobility Annual Bonus Plan 2018	PRIVATE
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Exhibit 1 – CORPORATE EBITDA Target for 2018 and Pay Calculation Schedule

The Adjusted EBITDA Annual Target for 2018 is $197M

The Corporate EBITDA component is calculated based upon the following schedule:

% of EBITDA Target Goal Achieved	Financial Payout % of EBITDA component
Less than 85	No Incentive Payment
85	50.00
86	53.33
87	56.67
88	60.00
89	63.33
90	66.67
91	70.00
92	73.33
93	76.67
94	80.00
95	83.33
96	86.67
97	90.00
98	93.33
99	96.67
100	100.00
101	102.50
102	105.00
103	107.50
104	110.00
105	112.50
106	115.00
107	117.50
108	120.00
109	122.50
110	125.00
111	127.50
112	130.00
113	132.50
114	135.00
115	137.50
116	140.00
117	142.50
118	145.00
119	147.50
120	150.00
No Additional Payout Above This

Verra Mobility Annual Bonus Plan 2018	PRIVATE
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